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                                                                   Exhibit 10.90

                       THE NEW YORK MORTGAGE COMPANY, LLC
                   THIRD AMENDED AND RESTATED PROMISSORY NOTE

$11,432,550                                                   May 26, 2004
                                                              New York, New York

     This Third Amended and Restated Promissory Note (the "Note") amends and restates that certain Second Amended and Restated Promissory Note, dated February 26, 2004, which in turn amended and restated that certain Amended and Restated Promissory Note, dated December 23, 2003, which in turn amended and restated that certain Promissory Note, dated August 31, 2003, payable by The New York Mortgage Company, LLC, a New York limited liability company (the "Company") to Steven B. Schnall in the principal amount of $12,132,550. Steven B. Schnall has agreed to contribute capital to the Company of $700,000 on the date hereof and to extend the maturity date of the Note to April 30, 2004. Accordingly, the Company hereby promises to pay to Steven B. Schnall at 304 East 65th Street, New York, NY 10021, the principal amount of Eleven Million Four Hundred Thirty-Two Thousand Five Hundred Fifty Dollars ($11,432,550) on June 30, 2005 (the "Maturity Date"), and to pay interest on the principal balance hereof at the rate of 3% per annum (calculated on the basis of a 360-day year) on the Maturity Date.

     The Company may prepay the Note in whole or in part at any time without penalty only upon the prior written consent of the Senior Creditors (as defined below) or upon any recapitalization of the Company in an amount equal to or greater than the amount of principal and accrued but unpaid interest under this Note outstanding at the time off such recapitalization. All prepayments shall be applied first to principal, the balance to accrued interest.

     In the event the Company fails to pay in full the principal and interest due under this Note on the Maturity Date, the whole of said indebtedness, both principal and interest, shall, at the option of the holder of this Note, immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are expressly waived by the Company. The Company agrees that no delay or failure on the part of the holder of this Note in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right. The Company irrevocably consents to the jurisdiction of the courts of the State of New York and any federal court located in the State of New York in connection with any action or proceeding arising out of or relating to this Note.

     The indebtedness represented by this Note and the payment of principal and interest on this Note shall be expressly subordinated in right of payment to all indebtedness, whether outstanding on the date hereof or hereafter arising or created, for principal, interest, fees or any other obligations due from the Company under its warehouse, repurchase or gestation agreements with Credit Suisse First Boston Mortgage Capital, LLC, HSBC Bank USA, National City Bank of Kentucky and Greenwich Capital Financial Products, Inc. and JPMorgan Chase Bank (the "Senior Creditors").

         Notwithstanding any other provision of this Note to the contrary:

         1.       Blockage.

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     (a) No prepayment of this Note (whether denominated as such, as a purchase, a redemption or by any other name or characterization) shall be made, and no modification or acceleration, for default or otherwise, of the due date or maturity of this Note shall be made, without the prior written consent of the Senior Creditors; and

     (b) if any default or event of default, however denominated (a "Senior Default") shall occur under any of such warehouse, repurchase or gestation agreements, then and for so long as the relevant Senior Creditor(s) shall not have declared in writing that such Senior Default has been cured or waived, no payment on this Note, whether or not then due, shall be made without the prior written consent of the Senior Creditors; and

     (c) the holder of this Note shall hold in trust for, and immediately pay over to, the Senior Creditors (pro rata in the ratio that the principal amount of the Company's then-outstanding and liquidated obligations for borrowed money or to repurchase assets owed to each, whether or not then due, bears to the sum of such obligations owed to all) any prepayment or payment made in contravention of this sentence.

     2. Standstill. For so long as any claim of the Senior Creditors against the Company or any commitment of any Senior Creditor to lend or extend credit or other financial accommodations to or for the account of the Company (including, without limitation, any letter of credit) is in existence, the holders of this Note will not (i) sue upon, or otherwise commence any proceedings of any nature to enforce or realize upon, any claim or claims now or hereafter existing which they or any of them may hold against the Company; (ii) sell, assign, transfer, pledge, hypothecate or encumber such claim or claims except expressly subject to these agreements; (iii) enforce any lien it may now or in the future have on any property, real or personal, of the Company securing any part of the Company's obligations to the Senior Creditors, until the Senior Obligations have been fully paid and satisfied and/or (iv) initiate, join in or in any way directly or indirectly induce or act in concert with any other person or entity to file, cause to be filed or support any voluntary or involuntary petition in bankruptcy, assignment for the benefit of creditors or creditors' agreement, or any motion or action in any bankruptcy or other proceeding for consolidation of the Company's assets and liabilities with those of any other person or entity, except as directed by the Senior Creditors.

     This Note has been negotiated and consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

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     IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.



                                          THE NEW YORK MORTGAGE COMPANY, LLC

                                          By: /s/ Steven Schnall
                                              ----------------------------------
                                              Name:  Steven Schnall
                                              Title: Member and President



                                          By: /s/ Joseph Fierro
                                              ----------------------------------
                                              Name:  Joseph Fierro
                                              Title: Member and Chief Operating
                                                     Officer